Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Spencer Gallien	Date	September 26, 2016
Telephone	+1 847-507-3579	Email	spencer.gallien@fleishman.com

JLL Income Property Trust
Acquires Luxury Apartments in Downtown Saint Paul

Chicago (September 26, 2016) - JLL Income Property Trust, an institutionally managed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of The Penfield, a 254-unit, award-winning, transit-oriented, apartment complex that includes a ground-floor commercial space that is leased to a premier local grocer on a long-term basis. The Class A property is located in the heart of downtown Saint Paul, Minnesota, the Midwest’s strongest apartment market. The purchase price was approximately $65.5 million.

Minneapolis-Saint Paul is home to 2.9 million residents and boasts one of the strongest job markets in the country with an unemployment rate of 2.9 percent, ranking first among the 50 largest metropolitan areas in the nation. The area is home to sixteen Fortune 500 companies (the most per capita in the U.S.), and ranks as the 4th most educated and 4th highest median income in the nation. In downtown Saint Paul, within a 20-minute walk of The Penfield, 74,000 jobs are supported by employers including the state capital and the award winning Regions Hospital.

In addition to the area’s strong job market, downtown Saint Paul has achieved a critical mass of amenities and residential population that is rapidly accelerating the growth of each making it a Millennial Magnet location in which over 30% of the population is between 20 and 34 years old. Recently constructed urban amenities include the new Green Line light rail, a new concert hall, and a minor league baseball park. Downtown Saint Paul now boasts a 95 out of 100 Walk Score® (www.walkscore.com) - walkscore.com’s proprietary ranking of a property’s desirability based on its proximate location to retail, restaurant, and employment amenities.

“The Penfield is one of the finest quality apartment complexes in the downtown Saint Paul area,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Limited new supply and a submarket apartment vacancy rate of 3.1 percent coupled with The Penfield’s high quality design, walkable location, and access to employment and entertainment amenities make it an attractive addition to our portfolio.”

“This investment represents a continuation of our core apartment investment strategy to acquire properties in strong urban in-fill locations that appeal to millennial renters. This is our third investment in the multifamily property sector this year, bringing our apartment allocation to approximately $415 million in gross assets and 20 percent of our overall investment portfolio,” Swaringen added.

JLL Income Property Trust is a daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

###

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)

Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management

LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL In come Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements

This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.